Exhibit 10.9

June 23, 2011

Robert Binney

4235 Iron Duke Court

Duluth, GA 30097

Re:	Employment Terms

Dear Rob:

Intersect ENT, Inc. (the “Company”) is pleased to offer you the position of Vice President of Sales on the following terms.

You will report to me, Lisa Earnhardt, representing Intersect ENT in the United States. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be paid at the rate of $150,000 per year, less payroll deductions and all required withholdings. You will be paid twice monthly. Additionally, you will be eligible for $160,000 of variable target compensation based on sales performance that will be paid quarterly ($40,000). For the first six months, this variable compensation will be guaranteed at $40,000/quarter, assuming you remain an employee in good standing for that full period. You will be eligible for the following Company benefits: medical insurance, life insurance, long-term disability, flexible spending plan, personal time off (PTO) of 5 weeks per year, and holidays. PTO includes both vacation and sick time. Additionally, as a member of the sales team, you will receive a car allowance of $700/month. Details about these benefit plans are available for your review. On an annual basis during the term of your employment with the Company, the Company will consider granting you an annual increase in your base salary. The Company may change compensation and benefits from time to time in its discretion.

Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 350,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Company’s 2003 Equity Incentive Plan (the “Plan”) and your grant agreement. Your grant agreement will include a four year vesting schedule, under which 25% of your Option will vest 12 months after the first day of your employment and 1/48th of the total will vest monthly over the next three years, until either the Option is fully vested or your employment ends, whichever occurs first.

In the event of a change of control, shares subject to outstanding options granted will be accelerated as to 50% of the unvested options upon a change of control and 50% of the unvested options upon termination without cause or good reason within 12 months of a change of control.

Robert Binney

June 23, 2011

In the event of a change of control, if the successor does not assume or substitute the outstanding option for an equivalent award, then the shares subject to the option shall fully vest.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures, as may be in effect from time to time. You also agree to read, sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (“Confidential Information Agreement”), attached hereto as Exhibit A.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

This letter, together with your Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Robert Binney

June 23, 2011

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Confidential Information Agreement, and return them to me by June 30, 2011. If you accept our offer, we would like you to start on July 15, 2011 or on another start date mutually agreeable to you and the Company.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

INTERSECT ENT, INC.

/s/ Lisa Earnhardt
Lisa Earnhardt, CEO

Exhibit A – Confidential Information Agreement

Understood and Accepted:

/s/ Rob Binney	6-25-11
[Employee]	Date

November 18, 2013

VIA HAND DELIVERY

Robert Binney

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, CA 94025

Re:	New Employment Terms

Dear Robert:

As we have discussed, this letter agreement confirms an amendment (the “Amendment”) to the terms of your employment offer letter with Intersect ENT, Inc. (the “Company”) dated June 23, 2011 (the “Offer Letter”). The new employment terms contained in this Amendment are effective as of the date that this Amendment is executed.

Your Offer Letter is hereby amended to reflect the following:

1.	Severance Upon Termination in Connection with Change in Control:

Subject to your obligations below, you will be entitled to the following:

(a) Upon the occurrence of a Change of Control Transaction (as defined below), the vesting of all outstanding stock options held by you shall be accelerated such that 50% unvested shares subject to your outstanding options shall be fully vested.

(b) You shall receive the Severance Benefits (as defined below) if in connection with or within twelve (12) months after a Change of Control Transaction, your employment is either (i) terminated by the Company or a successor entity without Cause (defined below), or (ii) terminated by you due to your resignation for Good Reason (defined below), but only if the event constituting Good Reason upon which your resignation is based occurs in connection with or subsequent to and as a result of such Change of Control Transaction and further provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”).

(c) Definitions:

(i) A “Change of Control Transaction” shall have occurred if the Company consummates a change of control merger or acquisition transaction (not including any initial public offering of the Company’s securities) as described in Article 4, Section B(2)(c) subsections (ii) and (iii) of the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 15, 2013.

Robert Binney

June 23, 2011

(ii) “Severance Benefits” shall mean (i) payment of six (6) months of your base salary, less all applicable withholdings and deductions, paid over such 6-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”) (ii) a lump sum payment equal to your annual target bonus prorated for the number of days of the then current bonus period worked prior to your Separation from Service and (iii) vesting of all outstanding stock options held by you such that all unvested shares subject to your outstanding options shall be fully vested.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Severance Benefits; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and the pro-rated target bonus payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

For the purposes of the Offer Letter, “Cause” shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of the Confidentiality Agreement; (vii) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice; or material breach of the Proprietary Information and Inventions Agreement executed by you.

Robert Binney

June 23, 2011

For the purposes of the Offer Letter, “Good Reason” shall mean any of the following which occurs without your written consent: (i) a relocation of the office where you are required to work to a location more than thirty-five (35) miles from the office where you previously were required to work; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities, provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

2.	Code Section 409A.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your Termination of Services set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, the timing of the payments upon your Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Termination of Services, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon your Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.

Robert Binney

June 23, 2011

This Amendment, together with the Offer Letter and your Proprietary Information and Inventions Agreement, constitutes the entire agreement between you and the Company regarding the terms of your employment. It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this Amendment and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized director or officer of the Company.

Please sign below if these terms are acceptable to you, and return the fully signed Amendment to me within five (5) business days.

Understood and Agree:

/s/ Robert Binney

Robert Binney

Vice President of Sales Intersect ENT, Inc.

Lisa D. Earnhardt

President and Chief Executive Officer Intersect ENT, Inc.

Date:	11/20/13